Exhibit 10.28

SEERGATE, LTD

PROFIT & LOSS - ISRAELI SHEKELS & US DOLLARS

AS OF MARCH 31, 2015

	Sum (ILS)	Sum (USD)
	Unaudited	Unaudited

Operating Costs
Automotive maintenance	$363	$92
Wages	528,849	133,400
Trips expenses	37,259	9,301
Financing expenses	3,880	979
Miscellaneous expenses	34,866	8,810
Exchange rate adjustments	577	149
Total Operating Costs	$605,794	$152,731